EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated October 25, 2004, relating to the financial statements and financial statement schedule of Mindspeed Technologies, Inc. appearing in and incorporated by reference in the Annual Report on Form 10-K of Mindspeed Technologies, Inc. for the year ended September 30, 2004 and to the reference to us under the heading “Experts” in the prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Costa Mesa, California
March 4, 2005